Exhibit 99.2

Lumentum Holdings Inc. Announces Pricing of $750 Million Convertible Notes Offering

SAN JOSE, Calif., March 3, 2022 – Lumentum Holdings Inc. (“Lumentum”) (NASDAQ: LITE) today announced the pricing of $750 million aggregate principal amount of convertible senior notes due 2028 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Lumentum granted the initial purchasers of the notes a 13-day option to purchase up to an additional $112.5 million aggregate principal amount of the notes. The sale of the notes to the initial purchasers is expected to settle on March 8, 2022, subject to customary closing conditions, and is expected to result in approximately $743.2 million (or approximately $854.8 million if the initial purchasers fully exercise their option to purchase additional notes) in net proceeds to Lumentum after deducting the initial purchasers’ discount and estimated offering expenses payable by Lumentum.

The notes will be senior, unsecured obligations of Lumentum. The notes will bear interest at a rate of 0.50% per year. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2022. The notes will mature on June 15, 2028, unless earlier redeemed, repurchased or converted.

Lumentum intends to use a portion of the net proceeds of the offering to purchase approximately $200 million of its common stock concurrently with the pricing of this offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Lumentum’s agent. Lumentum intends to use the remaining net proceeds of the offering for general corporate purposes, which may include capital expenditures and working capital.

The initial conversion rate for the notes is 7.6319 shares of Lumentum common stock (“common stock”) per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $131.03 per share) and is subject to adjustment upon the occurrence of certain events. Prior to the close of business on the business day immediately preceding March 15, 2028, the notes will be convertible at the option of the noteholders upon satisfaction of specified conditions and during certain periods. Thereafter, until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of common stock or a combination of cash and shares of common stock, with the form of consideration at Lumentum’s election. The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of Lumentum’s common stock on March 3, 2022, of $98.89 per share.

Lumentum may redeem for cash all or any portion of the notes, at its option (subject to certain limitations), on or after June 20, 2025, if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Lumentum provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Lumentum’s financing plans, Lumentum’s ability to complete the offering, the expected closing date of the offering and Lumentum’s intended use of the net proceeds of the offering. Forward looking statements may also be identified by the use of the words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. These forward looking statements are based on estimates and assumptions by Lumentum’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by Lumentum’s forward-looking statements as a result of various important factors, including, but not limited to, the terms of the notes and the offering, the risks and uncertainties related to whether or not Lumentum will consummate the offering, and the impact of general economic, industry, market or political conditions. In addition, all forward-looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended January 1, 2022 and the risks discussed in our other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof, except as required by applicable law.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide.

Contact Information:

Investors:	Kathy Ta, 408-750-3853; investor.relations@lumentum.com

Media:	Sean Ogarrio, 408-546-5405; media@lumentum.com